Exhibit 99.2
VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	September 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$12,714	$19,713
Investments	1,795	5,606
Accounts receivable, net	19,076	15,654
Deferred tax assets	749	708
Prepaid expenses and other current assets	3,030	3,943

Total current assets	37,364	45,624

Property and equipment, net	8,348	6,562
Goodwill	59,001	49,380
Intangible assets, net	22,640	19,732
Deferred tax assets	14,614	14,956
Other assets	1,029	1,314

	$142,996	$137,568

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,746	$987
Accrued liabilities	9,600	9,327
Deferred revenue	20,415	20,924
Capital lease short-term	25	38
Revolving credit facility	4,000	—
Current maturities of notes payable	—	19,708

Total current liabilities	35,786	50,984

Capital lease long-term	31	50
Other liabilities	5,961	781

Total liabilities	41,778	51,815

Commitments and contingencies (Note 9)
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized and no shares issued and outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized, 20,937,210 and 19,238,781 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	21	19
Additional paid-in capital	155,220	137,862
Unearned stock-based compensation	—	(22)
Accumulated other comprehensive income	377	219
Accumulated deficit	(54,400)	(52,325)

Total stockholders’ equity	101,218	85,753

	$142,996	$137,568

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Subscription, hosting and support	$16,609	$13,877	$49,811	$38,700
License	1,867	1,332	4,498	2,027
Professional services	1,579	1,681	4,940	3,575
Advertising	366	557	1,377	1,834

Total revenues	20,421	17,447	60,626	46,136

Cost of revenues
Cost of revenue	5,618	4,287	15,715	11,445
Amortization of intangible assets	762	715	2,192	1,931

Total cost of revenues	6,380	5,002	17,907	13,376

Gross profit	14,041	12,445	42,719	32,760

Operating expenses
Sales and marketing	6,507	6,852	20,563	19,738
Technology development	2,624	3,384	8,952	9,403
General and administrative	5,576	4,014	13,534	9,997
Amortization of intangible assets	634	830	1,902	2,372

Total operating expenses	15,341	15,080	44,951	41,510

Loss from operations	(1,300)	(2,635)	(2,232)	(8,750)

Interest expense	(152)	(505)	(754)	(1,274)
Interest income	115	161	459	454
Other expense	(56)	2	(51)	2

Loss before income taxes	(1,393)	(2,977)	(2,578)	(9,568)

Benefit from income taxes	(362)	(1,150)	(921)	(3,554)

Loss before cumulative effect of change in accounting principle	(1,031)	(1,827)	(1,657)	(6,014)

Cumulative effect of change in accounting principle (net of tax)	—	—	—	13

Net loss	$(1,031)	$(1,827)	$(1,657)	$(6,001)

Basic net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.05)	$(0.10)	$(0.08)	$(0.32)
Cumulative effect of change in accounting principle	—	—	—	—

Basic net loss per share	$(0.05)	$(0.10)	$(0.08)	$(0.32)

Diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.05)	$(0.10)	$(0.08)	$(0.32)
Cumulative effect of change in accounting principle	—	—	—	—

Diluted net loss per share	$(0.05)	$(0.10)	$(0.08)	$(0.32)

Shares used in per share calculations:
Basic	20,640,749	18,737,879	20,164,797	18,540,356

Diluted	20,640,749	18,737,879	20,164,797	18,540,356

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities
Net loss	$(1,657)	$(6,001)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,279	6,457
Debt discount amortization	338	692
Bad debt provision	627	116
Stock-based compensation	5,818	8,073
Loss on sale of securities	—	35
Gain on sale of property and equipment	—	(2)
Windfall tax benefits from stock options exercised	(1,044)	(339)
Deferred income taxes	(921)	(3,554)
Cumulative effect of change in accounting principle	—	(13)
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(3,838)	(4,671)
Prepaid expenses and other assets	632	984
Accounts payable and accrued liabilities	(957)	2,373
Deferred revenue	(771)	3,382
Other liabilities	244	409

Net cash provided by operating activities	5,750	7,941

Cash flows from investing activities
Purchase of investments	—	(3,677)
Sales of investments	1,003	7,077
Maturities of investments	2,850	2,328
Purchase of property and equipment	(4,448)	(3,809)
Proceeds from sale of property and equipment	—	35
Issuance of note receivable	—	(42)
Changes in restricted cash	—	(442)
Acquisition of patent licenses	(1,111)	—
Acquisition, net of cash acquired	(202)	(20,630)

Net cash used in investing activities	(1,908)	(19,160)

Cash flows from financing activities
Exercise of stock options	3,968	957
Windfall tax benefits from stock options exercised	1,044	339
Payments on capital lease	(32)	(66)
Proceeds from revolving credit facility	5,000	—
Payments on notes payable and revolving credit facility	(21,000)	—

Net cash (used in) provided by financing activities	(11,020)	1,230

Effect of exchange rate changes on cash	179	71

Net decrease in cash and cash equivalents	(6,999)	(9,918)

Cash and cash equivalents at beginning of period	19,713	19,968

Cash and cash equivalents at end of period	$12,714	$10,050

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-Continued
(UNAUDITED)
(in thousands)

	Nine Months Ended
	September 30,
	2007	2006
Supplementary disclosure of non-cash investing and financing activities:
Business combination with Visual Sciences Technologies, LLC
Cash paid for business combination, net of cash acquired	$—	$20,186
Fair value of debt issued in business combination	—	18,740
Fair value of warrants issued in business combination	—	6,358
Fair value of common stock issued in business combination	7,362	—
Liabilities assumed in business combination	356	3,521

Total fair value of assets acquired in business combination	$7,718	$48,805

Business combination with Atomz
Cash paid for business combination, net of cash acquired	$—	$444
Fair value of common stock issued in business combination	—	3,418

Total fair value of assets acquired in business combination	$—	$3,862

Non-cash acquisition of patent licenses	$5,889	$—

Non-cash purchases of property and equipment	$664	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1. The Company and Nature of Business
     Visual Sciences, Inc. (formerly known as WebSideStory, Inc.) was founded and commenced operations in September 1996 and is a leading provider of real-time analytics applications. In May 2007, the company changed its name from WebSideStory, Inc. to Visual Sciences, Inc. (together with its subsidiaries, the “Company”). The Company’s analytics solutions, based on its patent pending on-demand service and software platform, enable fast and detailed analytics on large volumes of streaming and stored data. The Company designed its platform for the analysis of terabytes of data at higher performance levels and at a lower total cost of ownership than can be achieved via traditional data warehouse and business intelligence systems. The Company provides packaged real-time analytics applications for web sites, contact centers, retail points-of-sale, messaging systems and other business systems and channels that generate high volumes of customer interaction data.
     The majority of the Company’s operations are conducted in the United States. In order to pursue the sale of its products and services in international markets, the Company established wholly owned subsidiaries in France (February 2000), the Netherlands (August 2000) and the United Kingdom (April 2003).
2. Basis of Presentation and Significant Accounting Policies
Interim Financial Statements
     The accompanying interim condensed consolidated financial statements have been prepared by the Company without audit, in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes required by accounting principles generally accepted in the United States of America for a complete set of financial statements. These condensed consolidated financial statements and related notes should be read together with the consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of the Company’s management, the unaudited financial information for the interim periods presented reflects all adjustments necessary for the fair statement of the results for the periods presented, with such adjustments consisting only of normal recurring adjustments. Operating results for interim periods are not necessarily indicative of operating results to be expected for an entire fiscal year.
Principles of Consolidation
     The condensed consolidated financial statements include the accounts of Visual Sciences, Inc. and its wholly owned subsidiaries. The results of operations for the nine months ended September 30, 2006 include the results of operations of Visual Sciences Technologies, LLC (formerly known as Visual Sciences, LLC) (“VS”) commencing on February 1, 2006, the date of the Company’s merger with VS. All intercompany balances and transactions have been eliminated in the consolidated financial statements.
Use of Estimates
     The condensed consolidated financial statements of the Company have been prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and reported amounts of revenue and expenses. Actual results could differ from those estimates.
Revenue Recognition
     The Company derives its revenue from the sale of products and services that it classifies into the following four categories: (1) subscription, hosting and support; (2) license; (3) professional services; and (4) advertising. The Company derives the majority of its revenue from HBX™ Analytics, which is delivered as a hosted web analytics solution on a subscription basis. Web analytics refers to the collection, analysis and reporting of information about Internet user activity. HBX Analytics collects data from web browsers, processes that data and delivers analytic reports of online behavior to its customers on demand. The Company sells its services and licenses its products primarily through its direct sales force. The Company utilizes written contracts as the means to establish the terms and conditions upon which its products and services are sold to customers.
     The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, and related interpretations, SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 — Revenue Recognition. For arrangements outside the scope of SOP 97-2, the Company evaluates if multiple elements can be accounted for separately in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables.
     During the nine months ended September 30, 2007, the Company recorded adjustments to correct for revenue recognition which resulted in a cumulative $235,000 increase in revenue. Of this amount, $203,000 related to 2006, and the remaining $32,000 related to prior periods. Management concluded that no period was materially misstated; accordingly, these adjustments have been recorded in the nine months ended September 30, 2007.
     Subscription, Hosting and Support Revenue
     Subscription, hosting and support revenue is recognized when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer as described below; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of the fees is probable.
     The Company begins revenue recognition for services based on the following:
•	Revenue recognition for subscription services begins when the customer has been given access to the service or after acceptance.

•	Revenue recognition for post-contract support begins upon execution of the software license agreement or after acceptance of the related software license, and revenue recognition for hosting support services begins upon acceptance of the software. For contracts without acceptance provisions, revenue recognition for post-contract support begins upon completion of installation and for hosting support services, upon delivery of the service.
     Subscription and hosting revenues are recognized over the term of the related contract periods, which generally range from six months to two years. The Company warrants certain levels of uptime reliability under subscription arrangements and permits its customers to receive credits or terminate their agreements in the event that the Company fails to meet those levels. The Company has rarely provided any such credits or termination rights. Subscription and hosting revenues that are invoiced and paid in advance of delivery of the service are recorded as deferred revenue.
     All software license arrangements include post-contract support services for the initial term, which are recognized ratably over the term of the post-contract service period, typically one year. Post-contract support services provide customers with rights to when and if available updates, maintenance releases and patches released during the term of the support period.
     License Revenue
     The Company derives its license revenue from selling perpetual software licenses to its customers. The Company does not provide custom software development services or create tailored products to sell to specific customers. Pricing is based on a standard price list with volume and marketing related discounts. The perpetual software licenses are sold with the first year of post-contract services, installation and training. As such, the combination of these products and services represent a “multiple-element” arrangement for revenue recognition purposes.
     For contracts with multiple elements, the Company recognizes revenue using the residual method in accordance with SOP 98-9. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and recognized as revenue, assuming all other revenue recognition criteria have been met. If evidence of fair value for each undelivered element of the arrangement does not exist, all revenue from the arrangement is recognized when evidence of fair value is determined or when all elements of the arrangement are delivered. Vendor specific objective evidence (“VSOE”) for post-contract services is based on the stated renewal rate in the contract if that rate is substantive.
     Revenue for perpetual software licenses is recognized when all of the following occur:
1.	Persuasive evidence of an arrangement exists, which consists of a written contract signed by both the customer and the Company.

2.	Delivery has occurred, which is after acceptance of the software, or for contracts without acceptance provisions, delivery occurs after completion of installation.

3.	The fee is fixed or determinable, which occurs when the Company has a signed contract that states the agreed upon fee for its products and/or services and specifies the related terms and conditions that govern that arrangement.

4.	Collection is probable as determined by the payment history of the customer and the customer’s financial position.
     Professional Services Revenue
     VSOE of fair value for professional consulting and training services is determined by reference to the Company’s established pricing and discounting practices for these services when sold separately. Revenue is derived primarily from time and material based contracts and is recognized as time is incurred.
     Advertising Revenue
     Advertising revenue is recognized based on actual delivery of advertisements.
Internal-use Software and Website Development Costs
     The Company capitalizes qualifying software and website development costs in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and EITF 00-02, Accounting for Website Development Costs. These costs are incurred during the application development stage, and amortized over their estimated useful lives ranging from two to three years. The Company capitalized $28,000 and $0 during the three months ended September 30, 2007 and 2006, respectively. The Company capitalized $142,000 and $361,000 during the nine months ended September 30, 2007 and 2006, respectively. Net capitalized software and website development costs of $0.9 million and $1.2 million as of September 30, 2007 and December 31, 2006, respectively, are included in other assets in the accompanying condensed consolidated balance sheets. Amortization expense totaled $146,000 and $152,000 during the three months ended September 30, 2007 and 2006, respectively, and $426,000 and $338,000 during the nine months ended September 30, 2007 and 2006, respectively.
Software Development Costs
     Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, until the product is available for general release. The Company has not capitalized any software development costs because technological feasibility has not been established for software being developed through the nine months ended September 30, 2007.

Concentration of Credit Risk and Significant Customers and Suppliers
     The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term marketable securities and trade accounts receivable. Although the Company deposits its cash with multiple financial institutions, its deposits, at times, may exceed federally insured limits.
     The Company’s accounts receivable and revenue are derived from a large number of customers. Collateral is not required for accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary. At September 30, 2007 and December 31, 2006, the allowance for doubtful accounts was $1.1 million and $0.6 million, respectively.
     Substantially all of the Company’s advertising revenue for the three and nine months ended September 30, 2007 and 2006 was derived from one customer. Advertising revenue from that one customer accounted for approximately 2% and 3% of consolidated revenue for the three months ended September 30, 2007 and 2006, respectively, and approximately 2% and 4% of consolidated revenue for the nine months ended September 30, 2007 and 2006, respectively. The Company had no amounts due from a single customer that accounted for more than 10% of accounts receivable as of September 30, 2007 and December 31, 2006. The Company had no revenue generated from a single customer that accounted for more than 10% of revenue for the three and nine months ended September 30, 2007 or 2006.
Cost of Revenues
     The Company’s cost of revenues primarily consists of internet connectivity costs, colocation facility charges, depreciation on network infrastructure and personnel associated with the Company’s professional services as well as network operations. A substantial portion of these costs are related to the subscription, hosting and support revenue line item in the condensed consolidated statements of operations.
Accounting for Stock-Based Compensation
     On January 1, 2006, the Company adopted the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”), and amends SFAS No. 95, Statement of Cash Flows (“SFAS No. 95”). SFAS No. 123R requires companies to recognize the estimated fair value of stock-based compensation in the income statement.
     The Company previously accounted for its stock-based compensation using the intrinsic value method as defined in APB Opinion No. 25 and accordingly, prior to January 1, 2006, compensation expense for stock options was measured as the excess, if any, of the fair value of the Company’s common stock at the date of grant over the amount an employee must pay to acquire the stock. The Company used the modified prospective transition method to adopt the provisions of SFAS No. 123R. Under this method, unvested awards at the date of adoption are amortized based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, with the exception of options granted prior to the Company’s initial public offering (“pre-IPO awards”). The pre-IPO awards will continue to be amortized based on the intrinsic value method in accordance with APB Opinion No. 25. Awards that are granted or modified after the date of adoption will be measured and accounted for in accordance with SFAS No. 123R.
     The following table presents the stock-based compensation expense included in the Company’s cost of revenues, sales and marketing, technology development, and general and administrative expenses for the three and nine months ended September 30, 2007 and 2006 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Cost of revenues	$305	$601	$1,071	$1,576
Sales and marketing	590	1,000	1,753	2,760
Technology development	381	676	1,185	1,919
General and administrative	649	666	1,809	1,818

Stock-based compensation expense	$1,925	$2,943	$5,818	$8,073

Restricted Stock Awards
     During the third quarter of 2007, the Company granted 18,750 shares of restricted common stock to members of the Company’s board of directors. The shares of restricted common stock were granted pursuant to the 2004 Equity Incentive Award Plan and the restrictions applicable to such shares lapse on August 1, 2008. The Company has recorded $0.5 million and $0.6 million of compensation expense related to all of its restricted stock awards for the three and nine months ended September 30, 2007, in accordance with SFAS No. 123R. As of September 30, 2007, there was approximately $2.8 million of total unrecognized compensation expense related to the restricted stock awards, which is expected to be recognized over a weighted-average period of 2.1 years.
Net Loss per Share
     Basic net loss per share is determined by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if options and warrants to purchase common stock were exercised. In periods in which the inclusion of such instruments was anti-dilutive, the effect of such securities was not given consideration.
     The Company has excluded outstanding stock options, warrants and unvested common stock subject to repurchase from the calculation of diluted net loss per share for the three and nine months ended September 30, 2007 and 2006 because such securities were anti-dilutive for those periods as the Company was in a net loss position. The total number of potential common shares excluded from the calculation of diluted net loss per share was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Potential shares excluded from diluted net loss per share:
Unvested common stock	33,933	90,870	26,729	41,160
Options and warrants	510,660	739,373	442,546	880,082

	544,593	830,243	469,275	921,242

     In addition, restricted common stock and employee stock options to purchase 852,999 and 1,807,557 shares of common stock during the three months ended September 30, 2007 and 2006, respectively, and 2,250,660 and 1,424,797 shares of common stock during the nine months ended September 30, 2007 and 2006, respectively, were outstanding but not included in the computation of diluted net loss per share, because the option or share price was greater than the average market price of the common stock, and therefore, the effect on diluted net loss per share would have been anti-dilutive.
Income Taxes
     The Company calculates its interim tax provision in accordance with Accounting Principles Board Opinion No. 28, Interim Financial Reporting, and FASB Interpretation No. 18, Accounting for Income Taxes in Interim Periods (“FIN No. 18”). At the end of each interim period, the Company estimates the annual effective tax rate and applies that to its ordinary quarterly earnings. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in foreign jurisdictions, permanent and temporary differences between book and tax amounts, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the tax environment changes.
     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of sufficient future taxable income during the period in which the deferred tax assets are recoverable. The realization of the deferred tax asset relating to stock compensation expense is dependent on the Company’s stock price exceeding the exercise price of the related stock options at the time of exercise. Management assesses the likelihood that the deferred tax assets will be recovered from future taxable income and whether a valuation allowance is required to reflect any uncertainty. Management has determined that no such valuation allowance was necessary as of September 30, 2007. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. Tax rate changes are reflected in the computation of the income tax provision during the period such changes are enacted. In connection with the Company’s initial public offering, the Company triggered a change in ownership under tax regulations resulting in annual limitations on the amount of the historical net operating losses that can be utilized to offset future taxable income.
     The Company’s effective income tax rate for the nine months ended September 30, 2007 was approximately 36% as compared to an effective rate of 37% during the same period in 2006. The decrease in the effective tax rate for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006 was primarily due to the Company’s net loss position for the year and permanent differences between book and tax amounts. The permanent differences consisted of the imputed interest associated with the senior notes, stock-based compensation expense for our foreign employees and meals and entertainment expense.
     The Company has not provided applicable U.S. income and foreign withholding taxes on undistributed earnings from foreign subsidiaries at September 30, 2007 or December 31, 2006, since they are expected to be reinvested indefinitely outside the U.S. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to various foreign countries. It is not practicable to determine the amount of unrecognized deferred U.S. income tax liability that might be payable if those earnings were eventually repatriated.
Uncertain Tax Positions
     FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes, prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 requires that the Company determine whether the benefits of its tax positions are more likely than not to be sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not to be sustained upon audit, the Company recognizes the largest amount of the benefit that has more than a 50% likelihood of being realized. For tax positions that are not more likely than not to be sustained upon audit, the Company does not recognize any portion of the benefit in its consolidated financial statements. There is significant judgment used in determining the likelihood of the Company’s tax positions being sustained upon audit.
Recent Accounting Pronouncements
     In February 2007, the FASB issued SFAS No. 159 (“SFAS No. 159”), The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115. SFAS No. 159 expands the use of fair value in accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS No. 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. If elected, SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined if it will adopt the fair value reporting for financial assets and liabilities.
     In September 2006, the FASB issued SFAS No. 157 (“SFAS No. 157”), Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. The accounting provisions of SFAS No. 157 will be effective for the Company beginning January 1, 2008. The Company is in the process of determining the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.

3. Business Combinations
Visual Sciences Technologies
     As discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company acquired all of the outstanding units of membership interest of VS on February 1, 2006. As part of the merger agreement between VS and the Company, VS’s former members had the right to receive 568,512 shares of Company common stock (the “Escrowed Common Stock”), which were held in escrow until April 1, 2007 pursuant to the terms of an escrow agreement to satisfy indemnification claims, if any, of the Company against VS’s former members and optionholders.
     During the first quarter of 2007, the Company recorded an increase to goodwill of $7.4 million due to the Company’s conclusion that there were no claims against VS beyond a reasonable doubt. The amount recorded was based on the 568,512 shares of Escrowed Common Stock valued based on the closing price of the Company’s common stock of $12.95 on March 30, 2007. The shares were released from escrow in April 2007.
     The final purchase price has been allocated as follows (in thousands):

February 1,
2006
Cash	$3,083
Accounts receivable	2,348
Prepaid expenses and other current assets, and deferred tax assets-current	1,831
Property and equipment	1,760
Other long-term assets	41
Intangible assets	18,680
Goodwill	31,863
Accounts payable and accrued liabilities	(2,566)
Deferred revenues	(1,311)

Purchase price, including transaction costs	$55,729

     During the first quarter of 2007, the Company finalized its purchase price allocation for the VS merger and recorded an increase to goodwill and sales tax liability of $356,000.
     The total amount assigned to goodwill is deductible for tax purposes. The amortization periods for the acquired intangible assets are as follows:
•	completed technology of $12.8 million: 5 years

•	customer relationships of $3.9 million: 5 years

•	maintenance contracts of $1.7 million: 10 years

•	trade name of $0.3 million: 3 years
     The merger with VS closed on February 1, 2006. The Company’s results of operations for the nine months ended September 30, 2006 include the results of operations of VS beginning February 1, 2006. The following table summarizes unaudited pro forma operating results for the nine months ended September 30, 2006 as if the Company had completed the merger as of the beginning of the period presented (in thousands, except per share data):

Nine Months Ended
September 30,
2006
Revenues	$46,938
Loss before cumulative effect of change in accounting principle	(6,039)
Net loss	(6,026)
Loss per share — basic and diluted	(0.33)

     This information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations which actually would have resulted had the VS merger occurred as of the beginning of the period presented, nor is it indicative of future financial results.
Avivo
     On May 4, 2005, the Company completed the acquisition of Avivo Corporation (“Avivo”), a provider of on-demand website search and content solutions. The Company paid approximately $4.2 million in cash and issued 2,958,713 shares of common stock and options to purchase 164,434 shares of common stock to acquire Avivo. On the acquisition date, approximately $0.8 million of the $4.2 million total cash consideration and approximately 592,000 of the 2,958,713 shares of common stock (together, the “Escrow Amount”) were deposited in escrow to secure indemnification obligations of Avivo and possible adjustments to the purchase price. In August 2006, upon the 15-month anniversary of the closing, 325,538 shares of the Company’s common stock and cash in the amount of approximately $444,000 were released from escrow to the former shareholders of Avivo. The Company recorded an increase to goodwill of $3.9 million as a result of the value of the shares released from escrow based on the closing price of its common stock on August 4, 2006. In addition, approximately $161,000 in cash was returned from escrow to the Company and 118,261 shares of common stock were cancelled as a result of an earn-out adjustment. One-fourth of the original Escrow Amount was held back for an additional nine months to secure certain ongoing indemnification obligations of Avivo.
     On May 4, 2007, upon the two year anniversary of the closing of the acquisition of Avivo, 147,943 shares of the Company’s common stock and $202,000 in cash were released from escrow to the former shareholders of Avivo. The Company recorded an increase to goodwill of $1.8 million as a result of the cash released from escrow and the value of the shares released from escrow based on the closing price of the Company’s common stock on May 4, 2007.
4. Debt
Senior Notes
     In connection with the merger with VS, the Company issued senior notes in an aggregate principal amount of $20 million to former members of VS. The senior notes accrued interest at a rate of 4% per annum and were to mature on August 1, 2007. As described below, the senior notes were paid off in full in the first quarter of 2007.
     The Company recorded imputed interest on the senior notes based on an effective interest rate of 9.5%. The discount of $1.3 million was being amortized, using the effective interest method, over the period ending April 1, 2007, which was the date on which the senior notes became payable upon demand. Total discount amortization of $0 and $0.3 million was recorded as interest expense during the three months ended September 30, 2007 and 2006, respectively. Total discount amortization of $0.3 million and $0.7 million was recorded as interest expense during the nine months ended September 30, 2007 and 2006, respectively. Interest expense on the senior notes, inclusive of discount amortization, totaled $0 and $0.5 million during the three months ended September 30, 2007 and 2006, respectively, and $0.4 million and $1.2 million during the nine months ended September 30, 2007 and 2006, respectively.
Credit Facility
     In February 2007, the Company entered into a loan and security agreement with Silicon Valley Bank (the “Credit Agreement”), which provides for a $15 million senior secured revolving credit facility through February 2009. Amounts borrowed under the Credit Agreement bear interest at 0.25 percent less than the prime rate, or LIBOR plus 2.50 percent, as selected by the Company. All advances made under the Credit Agreement are guaranteed by the Company’s domestic subsidiaries and are secured by a first priority security interest in substantially all of the present and future personal property of the Company and certain domestic subsidiaries, other than intellectual property rights and the capital stock of foreign subsidiaries. Future advances under the revolving credit facility, if any, will be used by the Company for working capital and to fund the Company’s general business requirements.
     Under the Credit Agreement, the Company is subject to certain limitations including limitations on its ability to incur additional debt, sell assets, make certain investments or acquisitions, grant liens, pay dividends and enter into certain merger and consolidation transactions, among other restrictions. The Company is also required to maintain compliance with financial covenants which include a minimum consolidated adjusted quick ratio and a minimum level of earnings before stock-based compensation, asset impairments, income taxes and depreciation and amortization expense, less cash paid for capital expenditures. As a result of the expense recorded in connection with the settlement of the Company’s patent litigation with NetRatings in August 2007, the Company was not in compliance with the minimum level of earnings covenant at September 30, 2007. The Company requested and obtained a waiver of such non-compliance from Silicon Valley Bank.
     During the first quarter of 2007, the Company used $5.0 million of initial borrowings under this credit facility together with cash-on-hand, to repay all of the senior notes it had issued in connection with its merger with VS. As of September 30, 2007, the Company had $4.0 million of outstanding borrowings under this credit facility. The maturity date for outstanding borrowings under the Credit Agreement is February 22, 2009. The Company is recording interest on the outstanding borrowings at approximately 8.0%, which was 0.25 percent less than the prime rate, as selected by the Company. Interest expense under the credit facility totaled $90,000 and $213,000 for the three and nine months ended September 30, 2007, respectively.
5. Composition of Certain Balance Sheet Captions
Investments
     Short-term investments, which are classified as available-for-sale, consisted of the following (in thousands):

	September 30,	December 31,
	2007	2006
Certificates of deposit	$—	$767
Auction rate securities	—	1,000
Mortgage backed securities	1,795	3,839

	$1,795	$5,606

Property and Equipment
     The following table sets forth the components of property and equipment (in thousands):

	September 30,	December 31,
	2007	2006
Computers and office equipment	$15,680	$11,603
Furniture and fixtures	1,709	1,288
Leasehold improvements	945	870

	18,334	13,761
Accumulated depreciation and amortization	(9,986)	(7,199)

	$8,348	$6,562

     Total depreciation expense was $1.0 million and $0.7 million for the three months ended September 30, 2007 and 2006, respectively, and $2.8 million and $1.8 million for the nine months ended September 30, 2007 and 2006, respectively.
     The Company leases certain computer and office equipment under capital leases. As of September 30, 2007 and December 31, 2006, $121,000 of such equipment was included in property and equipment. Accumulated amortization relating to this equipment totaled $69,000 and $50,000 at September 30, 2007 and December 31, 2006, respectively.
Goodwill and Intangible Assets
     The change in the carrying amount of goodwill for the nine months ended September 30, 2007 was as follows (in thousands):

Goodwill
Balance as of December 31, 2006	$49,380
Avivo net purchase price adjustments	1,903
Visual Sciences Technologies net purchase price adjustments	7,718

Balance as of September 30, 2007	$59,001

     The following table sets forth the components of intangible assets, net (in thousands):

	September 30, 2007			December 31, 2006
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Customer relationships	$11,240	$(5,669)	$5,571	$11,240	$(3,985)	$7,255
Maintenance contracts	1,670	(398)	1,272	1,670	(263)	1,407
Acquired complete technology	13,690	(4,993)	8,697	13,690	(2,849)	10,841
Trade name	330	(183)	147	330	(101)	229
Patent licenses	7,000	(47)	6,953	—	—	—

	$33,930	$(11,290)	$22,640	$26,930	$(7,198)	$19,732

     Patent licenses represent the estimated value of licenses obtained from NetRatings, Inc. (See Note 9). The amount recorded in intangible assets, net, represents the estimated future benefit the Company expects to obtain from licenses granted under the NetRatings settlement agreement. The Company is amortizing the patent licenses to cost of revenues through 2017 based on the pattern in which the economic benefit is consumed.
     The customer relationships, maintenance contracts, acquired complete technology and trade name have weighted average amortization periods of approximately 63 months, 120 months, 58 months and 36 months, respectively. The values assigned to the intangible assets were, in large part, based on the values determined using a discounted cash flow model. The customer relationships and maintenance contracts are amortized based on the pattern in which the economic benefit is consumed and the acquired complete technology and trade name are amortized on a straight-line basis, which approximates that pattern.
     Total amortization expense was $1.4 million and $1.5 million for the three months ended September 30, 2007 and 2006, respectively, and $4.1 million and $4.3 million for the nine months ended September 30, 2007 and 2006, respectively. Future amortization expense for the remainder of 2007, 2008, 2009, 2010, 2011 and thereafter is expected to be $1.5 million, $5.4 million, $5.0 million, $4.9 million, $1.4 million and $4.4 million, respectively, excluding any incremental expense that could result if the Company consummates future acquisitions.
Accrued Liabilities and Other Liabilities
     The following table sets forth the components of accrued liabilities (in thousands):

	September 30,	December 31,
	2007	2006
Accrued bonuses and commissions	$3,089	$3,318
Accrued payroll and vacation	837	1,094
Accrued accounting and legal services	1,201	1,177
Accrued interest	33	730
Accrued sales and income taxes	970	1,011
Accrued tenant improvements	—	573
Accrued patent and license settlement costs	1,442	—
Other accrued expenses	2,028	1,424

	$9,600	$9,327

     The following table sets forth the components of other liabilities (in thousands):

	September 30,	December 31,
	2007	2006
FIN 48 tax liability	$652	$—
Deferred rent	769	729
Accrued patent and license settlement costs	4,492	—
Other	48	52

	$5,961	$781

6. Income Taxes
     In July 2006, the FASB issued FIN No. 48. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN No. 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006.
     The Company adopted the provisions of FIN No. 48 on January 1, 2007. As a result of the implementation of FIN No. 48, the Company recorded unrecognized tax benefits of $723,000 which was included in other liabilities in the condensed consolidated balance sheet. If recognized, $417,000 would effect the Company’s effective tax rate. The cumulative effect of adopting FIN No. 48 resulted in an increase to the January 1, 2007 balance of accumulated deficit of $417,000.
     During the third quarter of 2007, unrecognized tax benefits were reduced by $124,000 with no effect on the Company’s effective tax rate. Additionally, unrecognized tax benefits were increased by $25,000 due to foreign exchange rate fluctuations. Accrued interest was increased by $6,000. The Company does not anticipate any material increase or decrease in its unrecognized tax benefits will occur within the next twelve months
     The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. Upon adoption of FIN No. 48 on January 1, 2007, the Company recorded interest expense on unrecognized tax benefits of $43,000. As of September 30, 2007, the Company has accrued $28,000 of additional interest expense related to unrecognized tax benefits.
     The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. The Company currently has no years under examination by the Internal Revenue Service or any other state or foreign jurisdiction. With few exceptions, the Company is no longer subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2002.
7. Comprehensive (Loss) Income
     Comprehensive (loss) income is defined as the change in equity of a business enterprise during a period from transactions and other events, including foreign currency translation adjustments and unrealized gains and losses on available-for-sale investments. A reclassification adjustment for net realized gains (losses) results from the recognition of the net realized gains (losses) in the statement of operations when marketable securities are sold. Total comprehensive loss consists of the following (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net loss	$(1,031)	$(1,827)	$(1,657)	$(6,001)
Other comprehensive income, net of tax
Unrealized gain on available-for-sale securities	16	64	74	75
Reclassification adjustment for realized loss on available- for-sale securities	—	—	—	21
Foreign currency translation adjustment	23	75	84	127

Total comprehensive loss, net of tax	$(992)	$(1,688)	$(1,499)	$(5,778)

     The following table sets forth the components of accumulated other comprehensive income, net of taxes (in thousands):

	September 30,	December 31,
	2007	2006
Unrealized loss on available-for-sale securities	$(19)	$(93)
Foreign currency translation adjustment	396	312

	$377	$219

8. Segment Information
     Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer.
     In 2006, the Company had two reportable business segments: WebSideStory and VS, as the Chief Executive Officer separately reviewed these components to make operating decisions and assess performance. During the first quarter of 2007, the Company merged those two segments and now operates its business in one reportable segment: a suite of products that builds and optimizes a company’s online presence and analyzes customer interactions and data across a company’s business. The Chief Executive Officer began evaluating the Company’s performance on a consolidated basis during the first quarter of 2007.
     As of both September 30, 2007 and December 31, 2006, 4% of the Company’s total assets were located outside the United States. Revenue from our subsidiaries located outside the United States was 14% and 12% for the three months ended September 30, 2007 and 2006, respectively, and 14% and 13% for the nine months ended September 30, 2007 and 2006, respectively. Revenues for the three and nine months ended September 30, 2007 and 2006, by geographic region were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
United States	$17,585	$15,378	$52,184	$40,327
Europe	2,836	2,069	8,442	5,809

	$20,421	$17,447	$60,626	$46,136

     No individual European subsidiary accounted for 10% or more of revenues for the three and nine months ended September 30, 2007 or 2006.
9. Commitments and Contingencies
Legal Proceedings
     In February 2006, NetRatings, Inc. (“NetRatings”), an internet media and market research company, filed a lawsuit against the Company in the United States District Court for the Southern District of New York. The suit alleged willful infringement of United States Patent Nos. 5,675,510, 6,108,637, 6,115,680, 6,138,155, and 6,763,386. Also, in February 2006, the Company filed a complaint in the United States District Court for the Southern District of California charging NetRatings with willful infringement of United States Patent No. 6,393,479 (the “‘479 Patent”).
     On August 17, 2007, the Company entered into a settlement and patent cross-license agreement (the “Settlement Agreement”) with NetRatings to resolve the lawsuits discussed above. Under the terms of the Settlement Agreement, the Company and NetRatings each granted the other party a limited, non-exclusive, non-transferable (except as otherwise permitted in the Settlement Agreement), world-wide license to certain patents, subject, in the case of the license granted by NetRatings to the Company, to certain exceptions and exclusions. Each party also granted the other party certain rights to sublicense the rights licensed therein. The consummation of the Company’s merger with Omniture, Inc., pursuant to the terms of the definitive merger agreement between the parties, would constitute a change of control under the terms of the Settlement Agreement (see Note 10 — “Subsequent Events” below).
     The Settlement Agreement requires the Company to pay a royalty fee of $9.0 million, $2.0 million of which became due upon the execution of the Settlement Agreement with the remaining $7.0 million payable in quarterly installments of $0.5 million commencing on March 31, 2008. In addition, in the event of a change of control of the Company, the Settlement Agreement provides that the Company will be required to pay an additional royalty fee of $2.25 million and $2.0 million of the $7.0 million in ongoing payments would be accelerated. In the event of a change of control of the Company, the Settlement Agreement may be assigned to the purchaser upon written notice to NetRatings, subject to certain limitations. In the event of a change of control of the Company, the patent license from NetRatings would be limited to (1) products, services and technology commercially released as of the date of the change of control, (2) the products, or elements of such products, that were under development as of the date of the change of control if those products are released as standard products within twelve months of the date of the change of control, (3) future versions of the

Company’s products, services or technology commercially released as of the date of the change of control that contain patches to, bug fixes of, enhancements to, modifications of, improvements to, updates or upgrades of the original versions (except for any new feature or functionality added to the original versions which new feature or functionality in and of itself infringes a licensed NetRatings patent that did not already cover the original versions) and (4) future versions of the Company’s products, services or technology that supersede any of the Company’s products, services or technology described under clauses (1), (2) or (3) above. The license also extends to the combination, merger, bundling or incorporation of the Company’s products, services or technology, or any portion of them, with any of the purchaser’s Web analytics products, services or technology not otherwise licensed pursuant to a separate license agreement with NetRatings, so long as the purchaser’s Web analytics products, services or technology represents less than 40% of the source code of the combined, merged or bundled Web analytics product, service or technology. In addition, the patent license from NetRatings does not limit the right of the Company or any person or entity that acquires the Company from combining, merging, bundling or incorporating any unlicensed product, service or technology into or with the products, services and technology covered by the Company’s license from NetRatings, provided that such unlicensed product, service or technology does not, by itself, infringe upon any claim of any licensed NetRatings patent.
     In addition, in the event that the Company acquires certain companies, it may elect to extend the license granted by NetRatings under the Settlement Agreement to cover the products, services and technology of such an acquired company by making additional payments to NetRatings based on a percentage of revenues of the web analytics products, services or technologies of such acquired company during the twelve month period preceding such acquisition. Further, under the terms of the Settlement Agreement, in the event that the Company acquires certain companies, the Company may elect to pay an additional royalty to NetRatings in exchange for a release of all claims by NetRatings related to such acquired company.
     In exchange for the licenses and royalties described above, under the terms of the Settlement Agreement, the Company and NetRatings each released the other from all claims, as of the date of the Settlement Agreement, related to the ongoing patent infringement lawsuits between the parties and agreed to dismiss the patent infringement lawsuits filed by the parties with prejudice.
     As discussed above, the Settlement Agreement requires the Company to make periodic payments totaling $9.0 million, as well as a contingent payment of $2.25 million upon a change in control of the Company. During the third quarter of 2007, the Company accrued $7.9 million, representing the $9.0 million of periodic payments due under the agreement discounted to its net present value, based upon the Company’s estimated incremental borrowing rate of 8.0%. The discount of $1.1 million is being amortized to interest expense using the effective interest method over the period ending June 30, 2011, which corresponds to the periodic payment stream. The Company will record the $2.25 million contingent payment due under the agreement at the time such payment is deemed probable. Based upon a valuation study, the Company assigned $7.0 million to the patent licenses received in the Settlement Agreement based upon the future economic benefit the Company expects to obtain from the licenses granted under the Settlement Agreement. The Company also recorded $0.9 million during the third quarter of 2007 as litigation settlement expense, representing the difference between the net present value of the periodic payments due under the Settlement Agreement and the value of the patent licenses obtained. At September 30, 2007, the amount remaining to be paid under the Settlement Agreement, discounted to its net present value, was $5.9 million, of which $1.4 million was included in accrued liabilities and $4.5 million was included in other long-term liabilities in the accompanying condensed consolidated balance sheet.
     From time to time, the Company is also involved in other routine litigation arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.
Other Commitments and Contingencies
     During 2006, the Company entered into non-cancelable letters of credit in the aggregate amount of $442,000 to secure future payments under leases for two facilities. The letters of credit expire in 2007 and contain automatic renewal terms extending through 2013. No amounts had been drawn against either letter of credit as of September 30, 2007 or December 31, 2006. The funds that secure the letters of credit for the bank have been classified as restricted cash and included in prepaid expenses and other current assets in the condensed consolidated balance sheets as of September 30, 2007 and December 31, 2006.
     The Company leases its office facilities and office equipment under non-cancelable operating lease arrangements that expire on various dates through January 2013 and, with respect to the office leases, contain certain renewal options. Rent expense under non-

cancelable operating lease arrangements is accounted for on a straight-line basis and totaled $0.6 million for both the three months ended September 30, 2007 and 2006, and $1.9 million and $1.5 million for the nine months ended September 30, 2007 and 2006, respectively. Rent expense for the three months ended September 30, 2007 and 2006 was net of sublease income of $154,000 and $198,000, respectively. Rent expense for the nine months ended September 30, 2007 and 2006 was net of sublease income of $444,000 and $588,000, respectively.
     The following table summarizes the approximate future minimum rentals under non-cancelable operating lease arrangements, net of sublease rental income of $153,000 for the remainder of 2007, in effect at September 30, 2007 (in thousands):

Year Ending December 31:
Remainder of 2007	$701
2008	2,619
2009	2,635
2010	2,639
2011	2,718
Thereafter	3,033

Total	$14,345

10. Subsequent Events
Entry into Definitive Merger Agreement
     On October 25, 2007, the Company entered into a definitive agreement to be acquired by Omniture, Inc. (“Omniture”) through the merger of a wholly owned subsidiary of Omniture with the Company (the “Merger”). In connection with the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive 0.49 of a share of Omniture common stock and $2.39 in cash. The Merger, which is expected to close in early to mid 2008, is subject to customary closing conditions, including obtaining the approval of stockholders of both companies and regulatory approvals. If the definitive agreement is terminated under certain circumstances specified in the definitive agreement, the Company may be required to pay a termination fee of $11.8 million to Omniture. The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes.